Exhibit 99.9
September 20, 2010
Consent of JMP Securities LLC
     We hereby consent to the use in the Registration Statement on Form S-4 (Registration No. 333-168685) filed by Summit Hotel OP, LP with the Securities and Exchange Commission and the related proxy statement/prospectus included therein (collectively, the “Registration Statement”) and the references to, and summary of, our opinion, dated July 18, 2010, to the Special Committee of the Board of Managers of Summit Hotel Properties, LLC appearing as Annex D to the Registration Statement and the references to the name of our company and such opinion in the Registration Statement under “Summary—Opinion of JMP Securities,” “The Reorganization—Background of the Reorganization,” “—Reasons for the Reorganization” and “—Opinion of JMP Securities.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

JMP SECURITIES LLC
By:	/s/ Anthony Wayne

Name:	Anthony Wayne
Title:	Director